Exhibit 99.1

Aterian Reports Fourth Quarter & Full Year 2023 Results

Reaffirms Second Half 2024 Adjusted EBITDA Profitability Target

NEW YORK, March 12, 2024 – Aterian, Inc. (Nasdaq: ATER) (“Aterian” or the “Company”) today announced results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Highlights

●	Fourth quarter 2023 net revenue declined 40.3% to $32.8 million, compared to $54.9 million in the fourth quarter of 2022.
●	Fourth quarter 2023 gross margin increased to 51.0%, compared to 37.1% in the fourth quarter of 2022, primarily reflecting lower liquidation of high cost inventory compared to the prior period.
●	Fourth quarter 2023 contribution margin increased to (0.8%) from (11.5%) in the fourth quarter of 2022, primarily reflecting lower liquidation of high cost inventory compared to the prior period.
●

Fourth quarter 2023 operating loss improved to ($8.2) million compared to a loss of ($22.8) million in the fourth quarter of 2022. Fourth quarter 2023 operating loss includes a reserve for barter credits of ($0.3) million and ($1.6) million of non-cash stock compensation, and a non-cash loss on impairment of an intangible of ($0.3) million, while fourth quarter 2022 operating loss included a reserve for barter credits of ($1.6) million and ($2.7) million of non-cash stock compensation, and a non-cash loss on impairment of goodwill of ($0.5) million.

●

Fourth quarter 2023 net loss improved to ($7.7) million from ($20.3) million in 2022. Fourth quarter 2023 net loss includes a reserve for barter credits of ($0.3) million, ($1.6) million of non-cash stock compensation, a non-cash loss on impairment of an intangible of ($0.3) million, while fourth quarter 2022 net loss included a reserve for barter credits of ($1.6) million, ($2.7) million of non-cash stock compensation, a non-cash loss on impairment of goodwill of ($0.5) million, and a gain on fair value of warrant liability of $2.8 million

●	Fourth quarter 2023 adjusted EBITDA loss improved to ($5.6) million from ($16.2) million in the fourth quarter of 2022.
●	Total cash balance at December 31, 2023 was $20.0 million.

Full Year 2023 Highlights

●	Full year 2023 net revenue declined 35.5% year over year to $142.6 million, compared to $221.2 million in the full year of 2022.
●

Full year gross margin increased to 49.3% compared to 47.7% in 2022, primarily reflecting the impact of product mix, improved shipping container rates during the year, and a reduction in liquidation of high priced excess inventory.

●	Full year 2023 contribution margin declined to 1.2% from 1.8% in 2022, primarily reflecting the full year impact of the Company’s plan to liquidate excess inventory and rationalize non-core SKUS.
●

Full year 2023 operating loss improved to ($76.2) million from ($178.2) million in 2022. Full year 2023 operating loss includes ($8.3) million of non-cash stock compensation, a non-cash loss on impairment of intangibles of ($39.7) million, restructuring costs of ($1.6) million, a gain on fair value of warrant liability of $2.4 million, and a reserve on barter credits of ($0.3) million, while full year 2022 operating loss included a gain of $5.2 million from the change in fair value of contingent earn-out liabilities, ($14.6) million of non-cash stock compensation, a non-cash loss on impairment of goodwill of ($120.4) million, a reserve for barter credits of ($1.6) million, litigation reserve of ($2.6) million, and a non-cash loss on impairment of intangibles of ($3.1) million.

●

Full year 2023 net loss improved to ($74.6) million from ($196.3) million in 2022. Full year 2023 net loss includes ($8.3) million of non-cash stock compensation, a non-cash loss on impairment of intangibles of ($39.7) million, restructuring costs of ($1.6) million, a gain on fair value of warrant liability of $2.4 million, and a reserve on barter credits of ($0.3) million while full year 2022 net loss included a gain of $5.2 million from the change in fair value of contingent earn-out liabilities, ($14.6) million of non-cash stock compensation, a non-cash loss on impairment of goodwill of ($120.4) million, a non-cash loss on impairment of intangibles of ($3.1) million, a gain on extinguishment of seller note of $2.0 million, a loss on initial issuance of equity of ($18.7) million, a reserve for barter credits of ($1.6) million, litigation reserve of ($2.6) million and gain of $0.5 million relating to the change in fair value of warrant liability.

●	Full year 2023 adjusted EBITDA loss improved to ($22.3) million from ($33.5) million in 2022.

First Quarter 2024 & Second Half of 2024 Outlook

For the first quarter of 2024, taking into account the current global environment and inflation, the Company believes that net revenue will be between $18.0 million and $21.0 million. For the first quarter of 2024, the Company expects Adjusted EBITDA loss will be between ($2.5) million and ($3.5) million.

The Company is reaffirming its prior guidance of expecting to be Adjusted EBITDA profitable in the second half of 2024.

Non-GAAP Financial Measures

For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please see the “Non-GAAP Financial Measures” section below. The most directly comparable GAAP financial measure for EBITDA and adjusted EBITDA is net loss and we expect to report a net loss for the three months ending March 31, 2024 and the second half of 2024, due primarily to our operating losses, which includes stock-based compensation expense, and interest expense. We are unable to reconcile the forward-looking statements of EBITDA and adjusted EBITDA in this press release to their nearest GAAP measures because the nearest GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort.

Webcast and Conference Call Information

Aterian will host a live conference call to discuss financial results today, March 12, 2023, at 5:00 p.m. Eastern Time, which will be accessible by telephone and the internet. To access the call, participants from within the U.S. should dial (800) 715-9871 and participants from outside the U.S. should dial (646) 307-1963 and ask to be joined into the Aterian, Inc. call or use conference ID 8664618. Participants may also access the call through a live webcast at https://ir.aterian.io. The archived online replay will be available for a limited time after the call in the investors section of the Aterian corporate website.

About Aterian, Inc.

Aterian, Inc. (Nasdaq: ATER) is a technology-enabled consumer products company that builds and acquires leading e-commerce brands with top selling consumer products, in multiple categories, including home and kitchen appliances, health and wellness and air quality devices. The Company sells across the world's largest online marketplaces with a focus on Amazon and Walmart in the U.S. and on its own direct to consumer websites.

Forward Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements regarding our projected first quarter net revenue and adjusted EBITDA, our guidance to achieve adjusted EBITDA profitability in the second half of 2024 and the current global environment and inflation. These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to our ability to continue as a going concern, our ability to meet financial covenants with our lenders, our ability to maintain and to grow market share in existing and new product categories; our ability to continue to profitably sell the SKUs we operate; our ability to create operating leverage and efficiency when integrating companies that we acquire, including through the use of our team’s expertise, the economies of scale of our supply chain and automation driven by our platform; those related to our ability to grow internationally and through the launch of products under our brands and the acquisition of additional brands; those related to consumer demand, our cash flows, financial condition, forecasting and revenue growth rate; our supply chain including sourcing, manufacturing, warehousing and fulfillment; our ability to manage expenses, working capital and capital expenditures efficiently; our business model and our technology platform; our ability to disrupt the consumer products industry; our ability to generate profitability and stockholder value; international tariffs and trade measures; inventory management, product liability claims, recalls or other safety and regulatory concerns; reliance on third party online marketplaces; seasonal and quarterly variations in our revenue; acquisitions of other companies and technologies and our ability to integrate such companies and technologies with our business; our ability to continue to access debt and equity capital (including on terms advantageous to the Company) and the extent of our leverage; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), all of which you may obtain for free on the SEC’s website at www.sec.gov.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contact:

Ilya Grozovsky

Vice President, Investor Relations & Corp. Development

Aterian, Inc.

ilya@aterian.io

917-905-1699

ATERIAN, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2022	December 31, 2023
ASSETS
Current assets:
Cash	$43,574	$20,023
Accounts receivable, net	4,515	4,225
Inventory	43,666	20,390
Prepaid and other current assets	8,261	4,998
Total current assets	100,016	49,636
Property and equipment, net	853	775
Intangibles, net	54,757	11,320
Other non-current assets	813	138
Total assets	$156,439	$61,869
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Credit facility	$21,053	$11,098
Accounts payable	16,035	4,190
Seller notes	1,693	1,049
Accrued and other current liabilities	14,254	9,110
Total current liabilities	53,035	25,447
Other liabilities	1,452	391
Total liabilities	54,487	25,838
Commitments and contingencies
Stockholders' equity:
Common stock, $0.0001 par value, 500,000,000 shares authorized and 80,752,290 and 90,097,372 shares outstanding at December 31, 2022 and December 31, 2023, respectively	8	9
Additional paid-in capital	728,339	736,675
Accumulated deficit	(625,251)	(699,815)
Accumulated other comprehensive loss	(1,144)	(838)
Total stockholders’ equity	101,952	36,031
Total liabilities and stockholders' equity	$156,439	$61,869

ATERIAN, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2023	2022	2023
Net revenue	$54,902	$32,754	$221,170	$142,566
Cost of goods sold	34,534	16,045	115,652	72,281
Gross profit	20,368	16,709	105,518	70,285
Operating expenses:
Sales and distribution	32,507	20,207	121,139	81,911
Research and development	1,430	808	6,012	4,616
General and administrative	8,758	3,654	38,239	20,220
Impairment loss on goodwill	468	—	120,409	—
Impairment loss on intangibles	—	283	3,118	39,728
Change in fair value of contingent earn-out liabilities	—	—	(5,240)	—
Total operating expenses	43,163	24,952	283,677	146,475
Operating loss	(22,795)	(8,243)	(178,159)	(76,190)
Interest expense, net	560	345	2,603	1,421
Gain on extinguishment of seller note	—	—	(2,012)	—
Loss on initial issuance of equity	—	—	18,669	—
Change in fair value of warrant liability	(2,835)	(30)	(470)	(2,440)
Other (income) expense, net	(83)	158	(281)	260
Loss before income taxes	(20,437)	(8,716)	(196,668)	(75,431)
Benefit for income taxes	(133)	(1,009)	(376)	(867)
Net loss	$(20,304)	$(7,707)	$(196,292)	$(74,564)
Net loss per share, basic and diluted	$(0.27)	$(0.10)	$(2.95)	$(0.95)
Weighted-average number of shares outstanding, basic and diluted	75,824,531	79,286,321	66,529,565	78,155,590

ATERIAN, INC.

Consolidated Statement of Cash Flows

(in thousands, except share and per share data)

	Year Ended December 31,
	2022	2023
OPERATING ACTIVITIES:
Net loss	$(196,292)	$(74,564)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	7,521	3,886
Provision for sales returns	56	(413)
Amortization of deferred financing cost and debt discounts	429	429
Issuance of common stock	43	—
Change in deferred tax balance	—	(1,153)
Stock-based compensation	14,594	8,336
Gain from decrease of contingent earn-out liability fair value	(5,240)	—
Change in inventory provisions	—	(3,149)
Gain in connection with the change in warrant fair value	(470)	(2,440)
Gain in connection with settlement of note payable	(2,012)	—
Loss on initial issuance of equity	18,669	—
Impairment loss on goodwill	120,409	—
Impairment loss on intangibles	3,118	39,728
Provision for barter credits	1,643	323
Allowance for doubtful accounts and other	367	85
Changes in assets and liabilities:
Accounts receivable	5,596	205
Inventory	19,438	26,426
Prepaid and other current assets	5,564	2,597
Accounts payable, accrued and other liabilities	(10,910)	(13,684)
Cash used in operating activities	(17,477)	(13,388)
INVESTING ACTIVITIES:
Purchase of fixed assets	(82)	(119)
Purchase of Step and Go assets	(595)	(125)
Cash used in investing activities	(677)	(244)
FINANCING ACTIVITIES:
Proceeds from equity offering, net of issuance costs	46,834	—
Repayments on note payable to Smash	(3,423)	(668)
Payment of Squatty Potty earn-out	(3,983)	—
Borrowings from MidCap credit facilities	136,687	79,806
Repayments for MidCap credit facilities	(148,907)	(90,190)
Insurance obligation payments	(2,311)	(1,042)
Insurance financing proceeds	2,099	986
Cash provided (used) by financing activities	26,996	(11,108)
Foreign currency effect on cash, cash equivalents, and restricted cash	(528)	306
Net change in cash and restricted cash for the year	8,314	(24,434)
Cash and restricted cash at beginning of year	38,315	46,629
Cash and restricted cash at end of year	$46,629	$22,195
RECONCILIATION OF CASH AND RESTRICTED CASH:
Cash	43,574	20,023
Restricted Cash—Prepaid and other current assets	2,926	2,043
Restricted cash—Other non-current assets	129	129
TOTAL CASH AND RESTRICTED CASH	$46,629	$22,195

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$1,875	$1,718
Cash paid for taxes	$100	$94
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Non-cash consideration paid to contractors	$1,137	$321
Fair value of warrants issued in connection with equity offering	$18,982	$—
Issuance of common stock related to exercise of warrants	$767	$—
Initial issuance of equity	$18,669	$—
Issuance of common stock	$43	$—
Exercise of prefunded warrants	$15,039	$—

Non-GAAP Financial Measures

We believe that our financial statements and the other financial data included in this press release have been prepared in a manner that complies, in all material respects, with generally accepted accounting principles in the U.S. (“GAAP”). However, for the reasons discussed below, we have presented certain non-GAAP measures herein.

We have presented the following non-GAAP measures to assist investors in understanding our core net operating results on an on-going basis: (i) Contribution Margin; (ii) Contribution margin as a percentage of net revenue; (iii) EBITDA (iv) Adjusted EBITDA; and (v) Adjusted EBITDA as a percentage of net revenue. These non-GAAP financial measures may also assist investors in making comparisons of our core operating results with those of other companies.

As used herein, Contribution margin represents gross profit less amortization of inventory step-up from acquisitions (included in cost of goods sold), reserve on barter credits and e-commerce platform commissions, online advertising, selling and logistics expenses (included in sales and distribution expenses). As used herein, Contribution margin as a percentage of net revenue represents Contribution margin divided by net revenue. As used herein, EBITDA represents net loss plus depreciation and amortization, interest expense, net and provision for income taxes. As used herein, Adjusted EBITDA represents EBITDA plus stock-based compensation expense, changes in fair-market value of earn-outs, profit and loss impacts from the issuance of common stock and/or warrants, changes in fair-market value of warrant liability, litigation settlements, impairment on goodwill and intangibles, gain from extinguishment of seller note, restructuring expenses, reserve on barter credits, and other expenses, net. As used herein, Adjusted EBITDA as a percentage of net revenue represents Adjusted EBITDA divided by net revenue. Contribution margin, EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to loss from operations or net loss, as determined under GAAP.

We present Contribution margin and Contribution margin as a percentage of net revenue, as we believe each of these measures provides an additional metric to evaluate our operations and, when considered with both our GAAP results and the reconciliation to gross profit, provides useful supplemental information for investors. Specifically, Contribution margin and Contribution margin as a percentage of net revenue are two of our key metrics in running our business. All product decisions made by us, from the approval of launching a new product and to the liquidation of a product at the end of its life cycle, are measured primarily from Contribution margin and/or Contribution margin as a percentage of net revenue. Further, we believe these measures provide improved transparency to our stockholders to determine the performance of our products prior to fixed costs as opposed to referencing gross profit alone.

In the reconciliation to calculate contribution margin, we add e-commerce platform commissions, online advertising, selling and logistics expenses (“sales and distribution variable expense”), and the reserve for barter credits to gross profit to inform users of our financial statements of what our product profitability is at each period prior to fixed costs (such as sales and distribution expenses such as salaries as well as research and development expenses and general administrative expenses). By excluding these fixed costs, we believe this allows users of our financial statements to understand our products performance and allows them to measure our products performance over time.

We present EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue because we believe each of these measures provides an additional metric to evaluate our operations and, when considered with both our GAAP results and the reconciliation to net loss, provide useful supplemental information for investors. We use these measures with financial measures prepared in accordance with GAAP, such as sales and gross margins, to assess our historical and prospective operating performance, to provide meaningful comparisons of operating performance across periods, to enhance our understanding of our operating performance and to compare our performance to that of our peers and competitors. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue are useful to investors in assessing the operating performance of our business without the effect of non-cash items.

Contribution margin, Contribution margin as a percentage of net revenue, EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue should not be considered in isolation or as alternatives to net loss, loss from operations or any other measure of financial performance calculated and prescribed in accordance with GAAP. Neither EBITDA, Adjusted EBITDA or Adjusted EBITDA as a percentage of net revenue should be considered a measure of discretionary cash available to us to invest in the growth of our business. Our Contribution margin, Contribution margin as a percentage of net revenue, EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue may not be comparable to similar titled measures in other organizations because other organizations may not calculate Contribution margin, Contribution margin as a percentage of net revenue, EBITDA, Adjusted EBITDA or Adjusted EBITDA as a percentage of net revenue in the same manner as we do. Our presentation of Contribution margin and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by the expenses that are excluded from such terms or by unusual or non-recurring items.

Contribution margin, Contribution margin as a percentage of net revenue, EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue should not be considered in isolation or as alternatives to net loss, loss from operations or any other measure of financial performance calculated and prescribed in accordance with GAAP. Neither EBITDA, Adjusted EBITDA or Adjusted EBITDA as a percentage of net revenue should be considered a measure of discretionary cash available to us to invest in the growth of our business. Our Contribution margin, Contribution margin as a percentage of net revenue, EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue may not be comparable to similar titled measures in other organizations because other organizations may not calculate Contribution margin, Contribution margin as a percentage of net revenue, EBITDA, Adjusted EBITDA or Adjusted EBITDA as a percentage of net revenue in the same manner as we do. Our presentation of Contribution margin and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by the expenses that are excluded from such terms or by unusual or non-recurring items.

We recognize that EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue, have limitations as analytical financial measures. For example, neither EBITDA nor Adjusted EBITDA reflects:

●	our capital expenditures or future requirements for capital expenditures or mergers and acquisitions;
●	the interest expense or the cash requirements necessary to service interest expense or principal payments, associated with indebtedness;
●

depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, or any cash requirements for the replacement of assets;

●	changes in cash requirements for our working capital needs; or
●	changes in fair value of contingent earn-out liabilities, warrant liabilities, and amortization of inventory step-up from acquisitions (included in cost of goods sold).

Additionally, Adjusted EBITDA excludes non-cash expense for stock-based compensation, which is and is expected to remain a key element of our overall long-term incentive compensation package.

We also recognize that Contribution margin and Contribution margin as a percentage of net revenue have limitations as analytical financial measures. For example, Contribution margin does not reflect:

●	general and administrative expense necessary to operate our business;
●	research and development expenses necessary for the development, operation and support of our software platform;
●	the fixed costs portion of our sales and distribution expenses including stock-based compensation expense; or
●	changes in fair value of contingent earn-out liabilities, warrant liabilities, and amortization of inventory step-up from acquisitions (included in cost of goods sold).

Contribution Margin

The following table provides a reconciliation of Contribution margin to gross profit and Contribution margin as a percentage of net revenue to gross profit as a percentage of net revenue, which are the most directly comparable financial measures presented in accordance with GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2023	2022	2023
	(in thousands, except percentages)
Gross Profit	$20,368	$16,709	$105,518	$70,285
Reserve on barter credits	1,643	323	1,643	323
E-commerce platform commissions, online advertising, selling and logistics expenses	(28,331)	(17,293)	(103,258)	(68,864)
Contribution margin	$(6,320)	$(261)	$3,903	$1,744
Gross Profit as a percentage of net revenue	37.1%	51.0%	47.7%	49.3%
Contribution margin as a percentage of net revenue	(11.5)%	(0.8)%	1.8%	1.2%

Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2022	2023	2022	2023
	(in thousands, except percentages)
Net loss	$(20,304)	$(7,707)	$(196,292)	$(74,564)
Add:
Benefit for income taxes	(133)	(1,009)	(376)	(867)
Interest expense, net	560	345	2,603	1,421
Depreciation and amortization	1,758	469	7,521	3,886
EBITDA	(18,119)	(7,902)	(186,544)	(70,124)
Other (income) expense, net	(83)	158	(281)	260
Change in fair value of contingent earn-out liabilities	—	—	(5,240)	—
Impairment loss on goodwill	468	—	120,409	—
Impairment loss on intangibles	—	283	3,118	39,728
Gain on extinguishment of seller note	—	—	(2,012)	—
Change in fair market value of warrant liability	(2,835)	(30)	(470)	(2,440)
Loss on original issuance of equity	—	—	18,669	—
Litigation reserve	—	—	2,600	—
Reserve on barter credits	1,643	323	1,643	323
Restructuring expense	—	—	—	1,633
Stock-based compensation expense	2,740	1,564	14,594	8,336
Adjusted EBITDA	$(16,186)	$(5,604)	$(33,514)	$(22,284)
Net loss as a percentage of net revenue	(37.0)%	(23.5)%	(88.8)%	(52.3)%
Adjusted EBITDA as a percentage of net revenue	(29.5)%	(17.1)%	(15.2)%	(15.6)%

Each of our products typically goes through the Launch phase and depending on its level of success is moved to one of the other phases as further described below:

i.         Launch phase: During this phase, we leverage our technology and other sources to target product opportunities.. This phase also includes revenue from new product variations and relaunches. During this period of time, due to the combination of discounts and investment in marketing, our net margin for a product could be as low as approximately negative 35%. Net margin is calculated by taking net revenue less the cost of goods sold, less fulfillment, online advertising and selling expenses. These costs primarily reflect the estimated variable costs related to the sale of a product.

ii.         Sustain phase: Our goal is for every product we launch to enter the sustain phase and become profitable, with a target of positive 15% net margin for most products, within approximately three months of launch on average. Net margin primarily reflects a combination of manual and automated adjustments in price and marketing spend.

iii.         Liquidate phase: If a product does not enter the sustain phase or if the customer satisfaction of the product (i.e., ratings) is not satisfactory, then it will go to the liquidate phase and we will sell through the remaining inventory. Products can also be liquidated as part of inventory normalization especially when steep discounts are required.

The following tables break out our fourth quarter and full year 2022 and 2023 results of operations by our product phases (in thousands):

	Three months ended December 31, 2022
	Sustain	Launch	Liquidation/ Other	Fixed Costs	Stock Based Compensation	Total
Net revenue	$40,831	$963	$13,108	$—	$—	$54,902
Cost of goods sold	17,550	236	16,748	—	—	34,534
Gross profit	23,281	727	(3,640)	—	—	20,368
Operating expenses:
Sales and distribution expenses	19,902	316	8,113	3,390	786	32,507
Research and development	—	—	—	976	454	1,430
General and administrative	—	—	—	7,258	1,500	8,758
Impairment loss on goodwill	—	—	—	468	—	468

	Three months ended December 31, 2023
	Sustain	Launch	Liquidation/ Other	Fixed Costs	Stock Based Compensation	Total
Net revenue	$25,175	$390	$7,189	$—	$—	$32,754
Cost of goods sold	10,457	114	5,474	—	—	16,045
Gross profit	14,718	276	1,715	—	—	16,709
Operating expenses:
Sales and distribution expenses	12,973	263	4,056	2,567	348	20,207
Research and development	—	—	—	528	280	808
General and administrative	—	—	—	2,717	937	3,654
Impairment loss on intangibles	—	—	—	283	—	283

	Year-ended December 31, 2022
	Sustain	Launch	Liquidation/ Other	Fixed Costs	Stock Based Compensation	Total
Net revenue	$187,039	$4,766	$29,365	$—	$—	$221,170
Cost of goods sold	82,909	2,332	30,411	—	—	115,652
Gross profit	104,130	2,434	(1,046)	—	—	105,518
Operating expenses:
Sales and distribution expenses	83,198	2,287	17,773	12,867	5,014	121,139
Research and development	—	—	—	4,141	1,871	6,012
General and administrative	—	—	—	30,530	7,709	38,239
Impairment loss on goodwill	—	—	—	120,409	—	120,409
Impairment loss on intangibles	—	—	—	3,118	—	3,118
Change in earn-out liability	—	—	—	(5,240)	—	(5,240)

	Year-ended December 31, 2023
	Sustain	Launch	Liquidation/ Other	Fixed Costs	Stock Based Compensation	Total
Net revenue	$114,919	$959	$26,688	$—	$—	$142,566
Cost of goods sold	53,139	455	18,687	—	—	72,281
Gross profit	61,780	504	8,001	—	—	70,285
Operating expenses:
Sales and distribution expenses	53,442	603	14,820	10,607	2,439	81,911
Research and development	—	—	—	3,202	1,414	4,616
General and administrative	—	—	—	15,737	4,483	20,220
Impairment loss on intangibles	—	—	—	39,728	—	39,728